Exhibit 3.1.3

Certificate of Amendment
(Pursuant to NRS 78.385 and 78.390)

Certificate of Amendment to Articles of Incorporation
For Nevada Profit corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.  Name of corporation: Cobalis Corp.

2.  The articles have been amended as follows (provide article numbers, if available):

4. The aggregate number of shares which the corporation shall have authority to issue shall consist of 100,000,000 shares of Common Stock having a $.001 par value and 5,000,000 shares of Preferred Stock having a $.001 par value. The Common Stock of the Company may be issued from time to time without prior approval by the stockholders. The Common Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such share of Common Stock in one more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions.

The Preferred authorized may be issued from time to time in one or more series. The Board of Directors is authorized to determine or alter any or all rights or preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix, alter or reduce (but not below the number outstanding) the number of shares comprised any such series and the designation thereof, or any of them, and to provide for the rights and terms of redemption of conversion of the shares of any series.

3.  The vote by which the stockholders holding such shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: 57.87%

4.  Effective date of filing (optional): ______________________________________________
(must not be later than 90 days after the certificate is filed)

5.  Officer Signature (required):          /s/ Chaslav Radovich

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

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